Exhibit 99.3
[FORM OF LETTER TO CLIENTS]
2,911,957 Shares of Common Stock
_________, 2011
To Our Clients:
     Enclosed for your consideration are the prospectus, dated _______, 2011 (the “Prospectus”), and the Beneficial Owner Election Form relating to the offering (the “Rights Offering”) by T Bancshares Inc. (the “Company”) of shares of its common stock. The Rights Offering is described in the Prospectus. Please refer to the QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING on page i of the Prospectus immediately following the Table of Contents for a summary of information concerning this opportunity.
     THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS. We urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription Rights.
     Once you have exercised any of your Subscription Rights, such exercise may not be revoked.
     With respect to any instructions to exercise (or not to exercise) Subscription Rights, the enclosed Beneficial Ownership Election Form must be completed and returned such that it will be actually received by us by 5:00 p.m., New York City time, on _______________, 2012, the last business day prior to the scheduled Expiration Date of the Rights Offering.
     Additional copies of the enclosed materials may be obtained from the Subscription Agent, whose telephone number is (877) 248-6417, or D.F. King & Co., Inc., our information agent, whose telephone number is (800) 829-6551.
     Any questions or requests for assistance concerning the Rights Offering should be directed to the Subscription Agent, D.F. King & Co., Inc. or Patrick Howard, President and CEO of the Company, or Ken Bramlage, Senior Vice President and CFO of the Company, at (972) 720-9000.
Very truly yours,
Record Holder